Exhibit 3.15

EXETER STREET HOLDINGS LLC

ARTICLES OF ORGANIZATION

These articles of organization (hereinafter referred to as these “Articles”) are made this 28th day of January, 2008, by the undersigned authorized agent.

EXPLANATORY STATEMENT

The undersigned, an authorized agent of one or more persons desiring to form a limited liability company under and pursuant to the provisions of the Maryland Limited Liability Company Act (Title 4A of the Corporations and Associations Article of the Annotated Code of Maryland) (hereinafter referred to as the “Act”), hereby forms a limited liability company for the purposes and on the terms and conditions hereinafter set forth, and hereby certifies to the Maryland State Department of Assessments and Taxation as follows:

1.                                      FIRST, the name of the limited liability company formed hereby is Exeter Street Holdings LLC (the “Company”).

2.                                      SECOND, the purposes for which the Company is formed are to engage in any lawful act or activity which may be carried on by a limited liability company under the Act which the members of the Company may from time to time authorize or approve pursuant to the provisions of the Company’s operating agreement, whether or not related to any other business at the time or theretofore engaged in by the Company.  The foregoing enumerated purposes shall be in addition to and not in limitation of the general powers of limited liability companies under the Act.

3.                                      THIRD, the present address of the principal office of the Company is 650 South Exeter Street, 12th Floor, Baltimore, Maryland 21202.  The name and address of the Company’s resident agent is Robert W. Zentz, 650 South Exeter Street, 12th Floor, Baltimore, Maryland 21202.

4.                                      FOURTH, the relations of the members and the affairs of the Company shall be governed by the Act as well as a written operating agreement which may be amended from time to time as set forth therein.

5.                                      FIFTH, as permitted in Section 4A-401(a)(3) of the Act, the authority of any member to act for the Company solely by virtue of being a member is limited and is as set forth in the operating agreement of the Company.

IN WITNESS WHEREOF, the undersigned acknowledges that these Articles of Organization are his act, and further acknowledges, under penalties of perjury, to the best of his knowledge, information and belief, that he has been authorized by the person forming the Company to execute these Articles and that the matters and facts set forth herein are true in all material respects, and that he has executed these Articles of Organization under seal as of the day and year first above written.

WITNESS:

/s/ illegible signature	/s/ Robert W. Zentz
Robert W. Zentz

CONSENT OF RESIDENT AGENT

THE UNDERSIGNED HEREBY CONSENTS TO ACT AS RESIDENT AGENT IN MARYLAND FOR:

EXETER STREET HOLDINGS LLC

/s/ Robert W. Zentz	1-28-08
Robert W. Zentz	Date